Exhibit 4.6

NOMAD FOODS LIMITED

________________________________________________________________________

LONG TERM 2015 INCENTIVE PLAN
ISSUE [ ]
AWARD AGREEMENT FOR
PERFORMANCE SHARE UNITS

________________________________________________________________________

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Performance Share Award
THIS AGREEMENT is made as of [ ] day of [ ], 20[ ]
(1)    Nomad Foods Limited, a public company limited by shares and incorporated under the laws of the British Virgin Islands (the "Company"); and
(2)    [Participant name], ("you").

WHEREAS:-
(A)    The Company has adopted the Nomad Foods Limited Long Term 2015 Incentive Plan (as changed from time to time and as modified for UK Eligible Persons by the UK Sub-Plan) (the “Plan”) for the benefit of employees and directors of the Company and Group Companies; and
(B)    The Compensation Committee (the “Committee”) has authorised the Award to you of Restricted Share Units under the Plan, on the terms and conditions set out in the Plan and this Agreement (as may be amended or supplemented from time to time).
IT IS AGREED:-
1.    INTERPRETATION
1.1    Terms defined in the rules of the Plan (but not defined in this Agreement) have the same meaning in this Agreement as in the rules of the Plan, unless the context requires otherwise, and except as set out below:

“Award Shares”	has the meaning given to that term in Clause 2.1;
“Performance Conditions”	means the performance conditions set out in Schedule 1 to this Agreement;
“Performance Period”	means the period between [ ];
"Vesting Date"	means the first business day after the Committee has certified in writing that the Performance Conditions have been satisfied.
1.2    The rules of interpretation in the Plan also apply to this Agreement.
2.     GRANT OF AWARD
2.1    Subject to the other terms of this Agreement and the rules of the Plan (which are incorporated into the Agreement by reference), the Company hereby grants to you an Award in the form of Restricted Share Units over [ ] ordinary shares in the Company (the “Award Shares”).
2.2    By accepting the Award, you confirm your commitment to remain employed by a Group Company at least until such time as the Award Vests.
2.3    The Award is made effective as of [ ].
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3.    VESTING AND LAPSE OF AWARD
3.1    The Award will Vest only in accordance with the rules of the Plan and the terms of this Agreement.
3.2    The Award will Vest on the Vesting Date only if, and to the extent that, the Performance Conditions are satisfied and subject to the employment condition outlined in Schedule 1.
3.3    The Award will not Vest until the Vesting Date except where earlier Vesting is permitted by Rule 9 or Rule 10 of the Plan. In the event that the Award Vests under Rule 10.1 or Rule 10.2 of the Plan, the Committee will have the option to scale back the Award to reflect the period between the start of the Performance Period and the date of the Change of Control as a proportion of the Performance Period as a whole.
3.4    In the event that (i) a Change of Control occurs, (ii) the Award does not Vest as a result of the Change of Control under Rule 10.1 or Rule 10.2 of the Plan, and (iii) your office or employment with a Group Company is terminated by a Group Company, or you are given notice of the termination of your office or employment with a Group Company, within 183 days following the Change of Control (except in circumstances where termination is for Misconduct), then, unless, the Committee determines otherwise, you will be considered to be a Good Leaver, and the provisions of Rule 9.1 will apply to the Award.
3.5    The Award may lapse if certain events occur, in accordance with the rules of the Plan.
4.    SHARE ISSUANCE AND CERTIFICATES
4.1    As and when the Restricted Share Units Vest under this Agreement and the Plan, the Company will issue and allot (or, as appropriate, transfer or procure the transfer of) the Award Shares which have Vested to you as soon as administratively practicable after such Vesting and in any event no later than 30 days thereafter.
5.    TERMS OF AWARD
5.1    The Award is subject to the rules of the Plan (which are incorporated by reference in the Agreement).
5.2    The rules of the Plan take precedence over any conflicting statement about the terms of the Award in this Agreement.
5.3    You will have no right to vote and no right to any dividends with respect to the Award Shares subject to this Award until and only to the extent that you acquire Award Shares once the Award has Vested in accordance with Clause 3. You will have no right to dispose of the Award Shares until the Award Shares are delivered to you in accordance with Clause 4.1.
5.4    This Agreement, the Award and the Award Shares awarded under this Agreement are subject to such rules and regulations as the Committee may adopt pursuant to the Plan. All decisions of the Committee upon any question arising under the Plan or under this Agreement shall be final, conclusive, and binding upon you and any other person claiming any interest in the Award.
5.5    The terms of this Award of Restricted Share Units as evidenced by this Agreement may be amended by the Committee without your approval, subject however to the limitations set out in the Plan or may be amended by written agreement between you and the Company.
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The Company reserves the right to amend the Plan at any time, subject to any limitations set out in the Plan.
6.     WITHHOLDING
6.1    You agree that you are responsible for paying any Tax and Social Security Liability arising in connection with the Award, and that the Company and any Group Company are entitled to deduct and withhold from any payment of any kind otherwise due to you the minimum amount necessary to satisfy their withholding obligations in respect of any such Tax and Social Security Liability.
6.2    To enable the Company and any Group Company to discharge its or their withholding obligations, you irrevocably agree to authorize any Group Company to withhold from the Award Shares that would otherwise Vest or be deliverable to you the number of Award Shares that have a market value, as of the date the Tax and Social Security Liability arises, less than or equal to the amount of the Tax and Social Security Liability.
6.2    The Tax Liability in Clause 6.1 does not include employer Social Security contributions.
7.    CLAWBACK
7.1    You irrevocably acknowledge and agree that (i) the provisions of Schedule 2 to this Agreement apply to the Award and (ii) you are subject to any other “clawback policy” adopted (or that may be adopted) by the Company including the Company’s Policy for the Recovery of Erroneously Awarded Compensation adopted 28 September 2023 (as may be amended from time to time).
8.    MISCELLANEOUS
8.1    You acknowledge and irrevocably agree that your rights and obligations under the terms of your office or employment with the Company or any Group Company are not affected by the grant of the Award. The grant of the Award does not confer on you any right with respect to continuance of employment by the Company or any Group Company, nor does it interfere in any way with the right of the Company to terminate your employment at any time. The grant of the Award to you does not entitle you to any further grants of Awards on any future occasion. You have no rights to compensation or damages in consequence of the termination of your office or employment with the Company or any Group Company for any reason whatsoever, whether or not in breach of contract, insofar as those rights arise or may arise from the loss or diminution in value of the Award or the Award Shares.
8.2    No waiver at any time of any term or provision of this Agreement shall be construed as a waiver of any other term or provision of this Agreement and a waiver at any time of any term or provision of this Agreement shall not be construed as a waiver at any subsequent time of the same term or provision.
8.3    All headings set forth in this Agreement are intended for convenience only and do not control or affect the meaning, construction, or effect of this Agreement or of any of the provisions hereof.
8.4    This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement. Transmission of an executed counterpart of this agreement (but for the avoidance of doubt not just a signature page) by (a) fax or (b) email
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(in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this agreement. If either method of delivery is adopted, without prejudice to the validity of the agreement thus made, each party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter. No counterpart shall be effective until each party has executed and delivered at least one counterpart.
8.5    A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.
8.6     This Agreement and any disputes or claims arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales. You and the Company agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes and claims).

In witness whereof the parties hereto have executed this Agreement on day of

Company                    Participant
By: _________________    By: _______________________________
Its ____________________________

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SCHEDULE 1

PERFORMANCE CONDITIONS

The Vesting of the Award is subject to the satisfaction of the Performance Conditions set out in this Schedule 1 as of the Vesting Date.

The Performance Conditions are made up of two elements:
•A condition relating to a financial measure of performance, which is measured over the period of three years from [ ] to [ ], and which is set out in Section 1 below (the “Performance Measures”), and
•A condition relating to continued employment, which is measured over the period up to the Vesting Date, as set out in Section 2 below (the “Continued Employment Condition”).

For the purpose of determining the Performance Measures, the Award is divided into two tranches, each with its own performance test. These are:
•The EBITDA Tranche, and
•The Free Cash Flow Productivity Tranche.

Each Award will only Vest (a) if, and to the extent that, the Performance Measures as set out in Section 1 below have been satisfied and (b) if the Continued Employment Condition has been satisfied.

1.PERFORMANCE MEASURES

1.1    EBITDA Tranche

The EBITDA Tranche is comprised of [ ] Award Shares (the “EBITDA Shares”). The performance test which applies to the EBITDA Tranche relates to Cumulative Adjusted EBITDA between [ ]and [ ] (the “EBITDA Test”). As soon as reasonably practicable after [ ] the Company’s cumulative adjusted EBITDA for the period between [ ] and [ ] will be determined by the Committee. The percentage of EBITDA Shares which will Vest (subject to the Continued Employment Condition) shall be determined based on Cumulative Adjusted EBITDA for the period between [ ] and [ ], in accordance with the following table:

Cumulative Adjusted EBITDA for the period between [ ] and [ ]	Percentage of Award Shares that will Vest
Less than EUR xx mio	x%
EUR xx mio	x%
More than EUR xx mio, but less than EUR xx mio	Increasing on a straight-line basis between x% and x%
EUR xx mio or more	x%

In addition, the following will apply:

(i)    the EBITDA Test must be achieved, if at all, as at [ ] and, therefore, cannot be achieved before that date;
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(ii)    in assessing whether the EBITDA Test has been achieved, the Committee may use such accounting methods, assumptions, guidance and principles as it in its reasonable discretion sees fit;

(iii)    the EBITDA Test may be adjusted by the Committee to reflect any acquisitions or divestitures by the Company after the date of this Agreement (based on business case assumptions minus synergies in years 1-3); and

(iv)    “Cumulative Adjusted EBITDA” shall be adjusted and calculated in a way which is consistent with how the Company reports (or plans to report) to the public and should there be a change in the way the Company so reports, EBITDA will be adjusted equitably to reflect the changes.

1.2    Free Cash Flow Productivity (“FCFP”) Tranche

The FCFP Tranche is comprised of [ ] Award Shares (the “FCFP Shares”). The performance test which applies to the FCFP Tranche relates to free cash flow productivity percentage between [ ] and [ ] (the “FCFP Test”). As soon as reasonably practicable after [ ] the Company’s cumulative adjusted free cash flow productivity percentage for the period between [ ] and [ ] will be determined by the Committee. The percentage of FCFP Shares which will Vest (subject to the Continued Employment Condition) shall be determined based on adjusted free cash flow productivity for the period between [ ] and [ ], in accordance with the following table:

Adjusted free cash flow productivity for the period between [ ] and [ ]	Percentage of Award Shares that will Vest
Less than x%	x%
x%	x%
More than x%, but less than x%	Increasing on a straight-line basis between x% and x%
x% or more	x%

Adjustments to the Performance Measures

If an event occurs which, in the reasonable opinion of the Committee, means that a Performance Measure is no longer appropriate, the Committee may vary or waive that Performance Measure, provided that the varied Performance Measure is (in the reasonable opinion of the Committee) a fairer measure of performance than the original Performance Measure, as judged at the time of the variation, and no more difficult to satisfy than the original Performance Measure was at the Grant Date.

2.    CONTINUED EMPLOYMENT CONDITION

2.1    The relevant portion of the Award that would vest based on the Performance Measures will Vest only if you are a director or employee of a Group Company on the Vesting Date and
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have not then given notice of termination of your office or employment, unless the Committee determines in its absolute discretion that exceptional circumstances exist to allow the Award to Vest notwithstanding that you are no longer a director or employee of a Group Company on the Vesting Date or that notice has been given (but, in each case, subject always to the satisfaction of the relevant Performance Measures).

2.2    The Award will lapse if (i) you voluntarily cease to be a director or employee of a Group Company between [ ] and the Vesting Date, or (ii) your employment is terminated by your employer or any Group Company for Misconduct or failure to satisfy the conditions of a performance improvement plan (or similar performance management process in place from time to time), in each case on the date on which you give or are given notice of the termination of your office or employment, unless the Company’s Chief Executive Officer and Chief People Officer (or the Committee in the case of Board Members) determine in their absolute discretion to allow the Award to continue to exist and to Vest on the Vesting Date (subject always to the satisfaction of the relevant Performance Measure).

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SCHEDULE 2

CLAWBACK

1.    CIRCUMSTANCES IN WHICH CLAWBACK CAN APPLY
1.1    This Schedule 2 applies in relation to the Award if:
(a)    either or both of paragraphs 1.2 and/or 1.3 apply; and
(b)    paragraph 1.4 applies.
1.2    This paragraph 1.2 applies in relation to an Award if the Committee, at its discretion, determines that any of the following circumstances exist:
(a)    you have participated in or were responsible for conduct which resulted in significant losses to a Group Company;
(b)    you have failed to meet appropriate standards of fitness and propriety;
(c)    the Company has reasonable evidence of fraud or material dishonesty by you;
(d)    the Company has become aware of any material wrongdoing on your part;
(e)    there is reasonable evidence that you have committed acts of mis-behaviour or were responsible for a material error;
(f)    you have has acted in any manner which in the opinion of the Committee has brought or is likely to bring any Group Company into material disrepute or is materially adverse to the interests of any Group Company;
(g)    there is a breach of your employment contract that is a potentially fair reason for dismissal;
(h)    you are in breach of a fiduciary duty owed to any Group Company or any client or customer of any Group Company;
(i)    you whether alone or with others entice or otherwise encourage a team or group of Employees to move to another firm;
(j)    you have ceased to be an employee but were in breach of your employment contract or fiduciary duties in a manner that would have prevented the grant or Vesting of the Award had the Company been aware (or fully aware) of that breach, and which the Company was not aware (or not fully aware) until after:
(i)    both:
(aa)    you ceased to be an employee; and
(bb)    the time Award Vested; or
(ii)    there was a material error in:
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(aa)     determining whether the Award should be granted; or
(bb)     determining the size and nature of the Award;
(k)    a Group Company or the business unit in which you are employed suffers a material downturn in its financial performance, or
(l)    a Group Company or the business unit in which you are employed suffers a material failure of risk management.
1.3    This paragraph 1.3 applies in relation to an Award if the Committee, at its discretion, determines that either of the following circumstances exist:
(a)     a Group Company mis-stated any financial information (whether audited or not) for any part of any financial year that was taken into account in:
(i)    determining whether the Award should be made; or
(ii)    determining the size and nature of the Award; or
(b)    a Group Company or business unit that employs or employed you, or for which you are responsible, has suffered a material failure of risk management.
1.4    This paragraph 1.4 applies in relation to an Award if the Committee, at its discretion, determines that, if the circumstances mentioned in paragraphs 1.2 or 1.3 had existed, and the Committee had been fully aware that they existed at the date on which the Award was granted, then:
(a)    the Committee would not have granted the Award; or
(b)    the Committee would have granted the Award in relation to a smaller number of Restricted Share Units.
1.5     If the Committee make a determination in relation to an Award under this paragraph 1, it must do so within three years of the Vesting Date.
2.    OPERATION OF CLAWBACK
2.1    This paragraph 2 applies to an Award if paragraph 1 applies to the Award.
2.2    If at the end of the determination under paragraph 1.4, the Award has Vested, the Committee may determine a Clawback Amount in relation to the Award.
2.3    The Clawback Amount shall be such amount as the Committee considers to be fair and reasonable, taking account of all circumstances that the Committee considers to be relevant.
2.4    If you have paid or are liable to pay any amount of a Tax and Social Security Liability which cannot be recovered from or repaid by any relevant tax authority (whether directly or indirectly), the Committee may in its discretion decide to, or where paragraph 1.3 applies, will, reduce the Clawback Amount to take account of this amount. In deciding whether to reduce the Clawback Amount, the Committee shall take account of such factors as it thinks fit, which may include market practice, corporate governance rules and guidelines, and the expectations of shareholders.
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2.5    For the avoidance of doubt, the Committee is not obliged to determine a Clawback Amount in relation to any particular Award, even if the Committee does determine a Clawback Amount in relation to other Awards to the same or other holders of Awards which were granted or which Vested on the same date or dates.
2.6    You shall reimburse the Company for the Clawback Amount, in any way acceptable to the Committee, on or as soon as possible after the Committee determines a Clawback Amount in relation to the Award. If you fail to reimburse the Company within 30 days after the determination, the Company shall obtain reimbursement from you in any (or a combination) of the following ways:
(a)    by reducing or cancelling any cash bonus payable to you by any Group Company;
(b)    by reducing or cancelling any future or existing award made or option granted to you under any other share incentive plan or bonus plan operated by any Group Company (other than a Schedule 2 SIP or a Schedule 3 SAYE option plan, as those terms are defined in ITEPA);
(c)    by requiring you to make a cash payment to a Group Company; or
(d)    by reducing your salary.
2.7    If you participate in another share incentive plan or bonus plan operated by a Group Company, and that other plan contains a provision that has a similar effect to paragraph 1, the Committee may give effect to that provision by causing the Award to lapse for no consideration in respect of such number of Award Shares (up to the total number of Award Shares) as the Committee considers to be fair and reasonable.

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